Exhibit 10.1

AMENDMENT NO. 2

TO

DISTRIBUTION TRUST AGREEMENT

December 20, 2018

This Amendment No. 2 (the “Amendment”) further amends the Distribution Trust Agreement, dated March 12, 2018, by and among Mercantil Servicios Financieros, C.A., a Venezuela corporation (“MSF”), Mercantil Bank Holding Corporation, a Florida corporation (the “Company”) and TMI Trust Company, a Texas trust company, solely as trustee and not in its individual capacity (the “Trustee”), as amended by Amendment No. 1 to the Trust Agreement, dated as of March 12, 2018 (as amended, the “Trust Agreement”). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Trust Agreement. This Amendment shall be effective only as provided in Section 1.

The Company and MSF believe it is necessary and appropriate to further amend the Trust Agreement to further provide with the offer and sale of the Retained Shares, and the holding and investment of the proceeds of such sales.

In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.

Effectiveness of Amendment. This Amendment shall be effective only upon written notice from the Company to the Trustee that the Company and MSF have entered into an underwriting agreement with Raymond James & Associates, Inc., as representative of the underwriters (the “Underwriting Agreement”) providing for the sale of shares of Class A Stock, including certain Retained Shares.

2.	Offering Proceeds. Section 5 of the Trust Agreement is amended by adding the following new subsection (i):

Upon the sale of any Retained Shares pursuant to Sections 5(c) (including, for example, pursuant to a public offering of Retained Shares pursuant to an effective registration statement under the Securities Act), or pursuant to Section 5(d) (including, for example, the repurchase by the Company of any Retained Shares that are Class B Shares in a transaction where the Federal Reserve has no objections), any proceeds from such sale (“Proceeds”) shall be delivered to the Trustee to be held as Trust assets for the benefit of MSF or its designee. The parties acknowledge that Proceeds shall be net of expenses and underwriters’ commissions, pursuant to the Separation Agreement, the Registration Rights Agreement between the Company and MSF dated as of June 12, 2018, the October 5, 2018 letter agreement between the Company and MSF and any other agreements between the Company and MSF, or any underwriters’ agreement to which the Company and MSF are a party. Pending distribution of the Proceeds pursuant to this Section 5(i), the Trustee shall invest all Sale Proceeds as provided in, and subject to the terms of, Exhibit 3. The Trustee shall deliver any Proceeds, net of the Company Allowance (as defined below), to MSF or its designee promptly as directed in writing by MSF or the MSF Representatives. The “Company Allowance” is the aggregate dollar amount of any claims by the Company against MSF (or by a third party against the Company for which MSF is obligated to indemnify the Company), including in connection with the Separation Agreement, other agreements between the Company and MSF, or any agreement with Raymond James & Associates, Inc. (individually or as Representative) to which the Company and MSF are a party (any such claims, “Company Claims”). The Company shall give prompt written notice of any Company Claim to the Trustee, MSF, and the MSF Representatives, setting forth in reasonable detail the basis for the Company Claim and the good-faith estimate of the dollar amount of the Company Claim. The Trustee shall be entitled to rely upon the information set forth in such notice, and shall add such estimated amount to the Company Allowance upon receipt of such notice. The Trustee shall release any funds constituting the Company Allowance only as directed in written instructions from the Company and either MSF or an MSF Representative. The Trustee will not be liable to the Company for any Company Claims if there are insufficient Offering Proceeds remaining in the Trust at the time the Company gives notice of a Company Claim.

3.	Term of Trust. Section 6 of the Trust Agreement is amended and replaced in its entirety with the following:

Term of Trust. The Term shall commence on the Delivery Date, and shall terminate on the Trust Termination Date. The “Trust Termination Date” shall be date that all remaining Trust assets have been distributed as provided by this Trust Agreement, including Section 5(i). Neither a Control Event nor a No Change in Control Certificate shall cause the Trust to terminate.

Except as amended above by this Amendment, the Trust and the Agreement shall remain in full force and effect unmodified hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Trust Agreement to be executed under seal by their respective duly authorized officers as of the date first above written.

MERCANTIL SERVICIOS FINANCIEROS, C.A.

By:	/s/ Luis Alberto Fernandes
Name:	Luis Alberto Fernandes
Title:	General Counsel

MERCANTIL BANK HOLDING CORPORATION

By:	/s/ Millar Wilson
Name:	Millar Wilson
Title:	Chief Executive Officer

TMI TRUST COMPANY, solely as trustee and not individually

By:	/s/ Brandon M. Lisinski
Name:	Brandon M. Lisinski
Title:	Trust Officer

[Signature Page to Amendment No. 2 to Distribution Trust Agreement]

Exhibit 3

Investment Options for Proceeds

Select one of the following investment options for all Proceeds by checking the appropriate box (if no box is checked, option 1 will be selected by default):

Option 1: ☐

Option 2: ☐

Description of options:

1.

Insured Cash Sweep (ICS) – a daily liquidity deposit product that places funds in demand deposit accounts and/or money market demand accounts. The funds receive full FDIC insurance coverage of the entire deposit up to a limit of $150MM under a single tax ID. The current net yield on the ICS deposits is 1.700%.

2.

CDARS (Certificate of Deposit Account Registry Service) – a fully FDIC insured, CD-based depositary product for up to $50MM under a single tax ID that provides for longer term investments or can be used to ladder investments according to timing needs. The investments in CDARS follow the normal tenors of US Treasury securities at 4, 13, 26, and 52 weeks. Longer terms are also available, though seldom used. The current net yields for the CDARS are:

4 weeks – 1.760%

13 weeks – 1.910%

26 weeks – 2.030%

52 weeks – 2.220%